Exhibit 99.1

News Announcement                                                                                                       For Immediate Release

NEXSTAR BROADCASTING ENTERS INTO DEFINITIVE AGREEMENT
TO SELL CBS AFFILIATE IN EVANSVILLE, INDIANA TO
BAYOU CITY BROADCASTING EVANSVILLE, INC.

Sale Brings Nexstar’s Communications Corporation of America
Station Purchases into Compliance with DOJ Criteria

IRVING, Texas, August 4, 2014 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar”) announced today that it has entered into a definitive agreement Bayou City Broadcasting Evansville, Inc. (“BCBE”) for the sale of WEVV, the CBS affiliate in Evansville, Indiana for $18.6 million.  BCBE is a minority led broadcaster owned by affiliates of Sankaty Advisors, LLC, Alta Communications and Bayou City Broadcasting, LLC. Bayou City Broadcasting, LLC (“BCB”) is owned by DuJuan McCoy, who will serve as BCBE’s president and chief executive officer.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar, commented, “The proposed transaction announced today highlights our focus on completing pending transactions and represents the second time in the last two months that Nexstar has structured an agreement that furthers the FCC’s goal of increasing minority television ownership diversity.”

Mr. McCoy founded BCB in December 2007 and in January 2008 agreed to purchase seven television stations located in Abilene and San Angelo, Texas.  With this purchase, Mr. McCoy and BCB became the only African American company to own and/or operate a Fox Affiliate in the United States and the first African American to own and operate a network affiliated station in Texas.  For over two decades, the Federal Communications Commission (“FCC”) has advanced proposals for the incubation of broadcast station ownership by disadvantaged businesses, including minority-owned companies.  FCC data indicates that African-American ownership of television stations is exceptionally low, with African-Americans controlling only 0.7% of all television broadcast stations.  Last month Nexstar announced plans to sell three full-powered, FOX affiliated stations in Shreveport, LA, Odessa-Midland, TX and Quad Cities, IA, to Marshall Broadcasting Group, Inc. (“MBG”) a newly formed minority owned media entity owned by Pluria Marshall Jr.

“Nexstar is taking an industry leading role in significantly expanding the diversity of media ownership assets among minority operators and addressing recent proposed FCC regulation changes,” said DuJuan McCoy.  “I am delighted we have been able to structure an agreement for BCBE’s purchase of the Evansville CBS affiliate and would welcome other opportunities to work further with Nexstar or other broadcasters who are committed to supporting minority broadcasters as FCC licensees and owners and operators of television stations.”

Nexstar’s recently announced station divestitures are subject to Federal Communications Commission approval, the consummation of Nexstar’s previously announced agreements to acquire the stock of privately-held Communications Corporation of America (“CCA”), and other customary closing conditions, and Nexstar expects to complete all announced pending transactions in 2014.  The sale of WEVV to BCB brings the overall CCA transaction into compliance with Department of Justice requirements for approval and will release the pending transaction from hold pending divestiture.

Kalil & Co., Inc. acted as the exclusive broker for the seller in this transaction.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 80 television stations and 20 related digital multicast signals reaching 46 markets or approximately 13.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, Live Well, LATV and an independent station. Nexstar’s 48 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 107 television stations and related digital multicast signals reaching 56 markets or approximately 16.0% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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